Exhibit 99.1

Commonwealth Biotechnologies Identified as Key Lab in the Amerithrax Investigation

RICHMOND, Va.—(BUSINESS WIRE)—Commonwealth Biotechnologies, Inc. (CBI) (Nasdaq: CBTE - News), a contract research organization providing outsourced services in the area of biotechnology discovery and development to companies worldwide, today disclosed that it was a key laboratory in developing the DNA forensics methods used to identify the source of the 2001 anthrax letter attacks that killed five, sickened 17 and caused widespread panic in the days following Sept. 11. CBI carried out thousands of tests over the course of the investigation spanning from early 2002 until the abrupt end in 2008. Since the beginning of the investigation CBI has been under a Non-Disclosure agreement with the FBI and could not disclose its involvement in the case. Recently CBI received notice that the FBI has lifted certain clauses in the agreement and CBI is now able to disclose it’s role in the investigation, in particular the science developed and used at CBI.

At the time of the Anthrax attacks in September and October 2001, CBI scientists were already actively engaged in research to detect and analyze biothreat agents in environmental and biodefense samples. CBI held several contracts with Government Sponsors, including the FBI, to detect and analyze microbial agents by DNA sequence analysis and other methods. This included work to identify isolates of the Ames and other strains of Anthrax. Shortly after the start of the FBI Amerithrax investigation, CBI Scientists began working with scientists from the FBI to find suitable forensic markers that could differentiate laboratory Ames strains from the Ames anthrax used in the 2001 mailings. CBI and FBI scientists worked closely together and evaluated numerous genetic markers generated by research efforts from a consortium of government and private labs involved in the investigation. Through this effort, the FBI selected several suitable markers for forensic assay development by CBI. Selection criteria for these assays were based on forensic methods already well established at CBI and centered on whether the assay could be highly specific, sensitive, robust, reproducible, and pass through blinded validation studies and stringent quality review. Two of the assays developed and validated at CBI were selected by the FBI to be used by CBI for screening the FBI repository of samples collected through subpoena during the Amerithrax investigation. The results from these analyses were key to the overall direction of the FBI investigation.

“We at CBI are pleased and proud to have played a key role in developing the technologies and providing the testing for these forensic samples. This is the culmination of a tremendous amount of hard work coupled with the innovative insights of the highly skilled talent here at CBI and at the FBI. We look forward to sharing these insights with the scientific community as soon as possible. Going forward, we believe this will set the standard for this type of microbial forensics investigations.” said Richard J. Freer, COO of CBI.

“The FBI needed a laboratory they could trust to do the sample analysis as they fully expected to have to defend the data in court. So they really required a lab that already had experience processing samples following forensic chain of custody and QA standards.” said Thomas R. Reynolds, Executive Vice President and head of the CBI Amerithrax team. “CBI was in a unique situation to help the FBI with this investigation because we had expertise in both anthrax and forensic standards for DNA analysis already in place. Working closely with the FBI, CBI was able to successfully meld these fields into one, creating one of the first microbial forensic labs in the country. This took the efforts of a team comprised of CBI and FBI scientists and quality assurance professionals. This team worked tirelessly to produce innovative science and validated methods capable of producing data which could be held to the highest forensics quality standards.” Continued Reynolds, “We would like to thank all of the people who worked in this investigation over the years and acknowledge their hard work and dedication.”

“We at CBI extend our sympathy to the families and friends of the victims of these attacks. We hope our efforts will help to provide some closure to these tragic events.” added Freer.

About Commonwealth Biotechnologies, Inc.

Commonwealth Biotechnologies, Inc. (CBI) is a growing contract research organization that offers a comprehensive, integrated range of services for the discovery and development of therapeutics, vaccines and diagnostics by working as a partner with its customers in the global life sciences industries. Applying skills from its extensive experience serving life sciences companies worldwide, CBI offers insight, innovation and project management capabilities to customers, whether pharmaceutical giants or emerging biotechnology companies.

CBI operates through five business units: (1) CBI Services, a discovery-phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; (4) Exelgen Ltd, Bude, UK, a medicinal and synthetic discovery chemistry business; and (5) Venturepharm Asia, Beijing, China, a contract research joint venture specializing in process scale-up, formulation development, cGMP manufacturing and clinical trial management. CBI companies directly employ over 100 staff in three laboratories and have access to over 2,000 additional staff through CBI’s Venturepharm (Asia) joint venture. For more information, visit CBI on the web at www.cbi-biotech.com

Forward Looking Statements

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guaranty that CBI’s work on behalf of the United States government will be utilized for any future testing. CBI undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Commonwealth Biotechnologies, Inc.

Richard J. Freer, 804-648-3820